Exhibit 10.2(j)

CYTEC SUPPLEMENTAL EMPLOYEES’ RETIREMENT PLAN

(As amended and restated effective January 1, 2009)

Effective as of January 1, 1994, Cytec Industries Inc. (the “Company”) established the Cytec Supplemental Employees’ Retirement Plan (the “Plan”). The Plan is intended to constitute an unfunded pension plan maintained primarily for a select group of management or highly compensated employees which is exempt from Parts 2, 3 and 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan makes up the amount of the accrued benefits which cannot be provided under the Cytec Past Service Retirement Plan and the Cytec Salaried and Nonbargaining Employees’ Retirement Plan as a result of the limitation on the amount of compensation which can be taken into account under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), and includes in the calculation of compensation all such income in the year in which it would have otherwise been credited for purposes of determining benefits, even if receipt is deferred until a subsequent year. The Plan is not a qualified plan under the Code and benefits are paid by, or on behalf of, the Employer.

The Plan replaced that portion of the American Cyanamid Company and Subsidiaries ERISA Excess Retirement Plan (the “Cyanamid Excess Plan”) which provided benefits in excess of the limits imposed by Section 401(a)(17) of the Code. Pursuant to the Transfer and Distribution Agreement dated December 17, 1993 between American Cyanamid Company and Cytec Industries Inc., the Plan assumed such excess liabilities attributable to employees of the Company and certain subsidiaries of the Company covered by the Cyanamid Excess Plan on December 31, 1993 who became employees of an Employer on January 1, 1994.

The Plan is amended and restated effective January 1, 2009. The Plan, as amended and restated, is intended to comply with Section 409A of Code, the regulations thereunder and related guidance issued by the Internal Revenue Service (“IRS”).

ARTICLE I

Definitions

1.1 “Actuarial Equivalent” means an amount or benefit of equal value based on a 6 1/2% interest rate and the 1971 TPF&C Forecast Mortality Table (or, at the discretion of the Pension Administration Committee, the most recent version of such table) with employee ages set back one year and beneficiary ages set back five years.

1.2 “Board of Directors” means the Board of Directors of the Company.

1.4 “Code” means the Internal Revenue Code of 1986, as amended.

1.5 “Company” means Cytec Industries Inc.

1.6 “Compensation Committee” means the Compensation and Management Development Committee of the Board of Directors, and any successor thereto.

1.7 “Eligible Employee” means any person employed by an Employer who is a participant in the Employees’ Retirement Plan and/or the Past Service Plan and whose vested benefits payable under either or both of the Retirement Plans are subject to the Section 401(a)(17) Limitation in any Plan Year.

1.8 “Employees’ Retirement Plan” means the Cytec Salaried and Nonbargaining Employees’ Retirement Plan, as amended from time to time.

1.9 “Employer” shall mean the Company, D Aircraft Products, Inc., Cytec Fiberite Inc., any successor thereto, or any of the Company’s subsidiaries which adopts the Plan with the consent of the Board of Directors.

1.10 “Normal Retirement Date” means the Normal Retirement Date as defined in the Employees’ Retirement Plan.

1.11 “Participant” means an Eligible Employee who becomes a Participant pursuant to Article II of the Plan.

1.12 “Past Service Plan” means the Cytec Past Service Retirement Plan.

1.13 “Pension Administration Committee” means the Pension Administration Committee created by the Board of Directors, and any successor thereto.

1.14 “Pension Plan Benefit” means the aggregate annual retirement benefit payable to or on account of a Participant from the Retirement Plans.

1.15 “Plan” means this Cytec Supplemental Employees’ Retirement Plan, as set forth herein, as amended from time to time.

1.16 “Plan Year” means each twelve (12) consecutive month period commencing each January 1 and ending on the following December 31.

1.17 “Retirement Plans” means the Past Service Plan and the Employees’ Retirement Plan.

1.18 “Section 401(a)(17) Limitation” means the limit on the amount of compensation which can be taken into account under Section 401(a)(17) of the Code, as adjusted from time to time by the Secretary of Treasury, for purposes of computing the accrued benefits which can be paid from the Retirement Plans.

1.19 “Section 415 Limitation” means the limitation under Section 415 of the Code on annual benefits payable from the Retirement Plans.

1.20 “Separation from Service” occurs on the date that the Participant dies, retires, or otherwise has a termination of employment with the Company (within the meaning of Treasury Regulation Section 1.409A-1).

1.21 “SERP Benefit” shall mean the annual retirement benefit payable pursuant to the terms of this Plan.

1.22 “Years of Service” means Years of Service as defined under the Employees’ Retirement Plan, which includes Years of Service credited for purposes of the Past Service Plan.

1.23 For purposes of this Plan, unless the context requires otherwise, the masculine includes the feminine, the singular the plural, and vice-versa. Any reference to a “Section” or “Article” shall mean the indicated section or article of this Plan unless otherwise specified.

ARTICLE II

Participation

An Eligible Employee shall become a Participant on the date the Eligible Employee becomes a participant in a Retirement Plan or, if later, the date on which the Eligible Employee satisfies the eligibility requirements to become a Participant in the Plan, and the Compensation Committee designates such individual as eligible to participate in the Plan.

An employee who is hired by an Employer on or after April 1, 2007, shall not become a Participant in the Plan. With respect to an employee who is rehired by an Employer on or after April 1, 2007, and was previously a Participant in the Plan, such Participant’s service with, and compensation from, an Employer on and after April 1, 2007 shall not be taken into account for purpose of determining the SERP Benefit under Article III of the Plan.

ARTICLE III

SERP Benefit

Each Participant who qualifies for a normal, early or deferred Pension Plan Benefit under the Retirement Plans shall be entitled to a SERP Benefit provided that the Participant is credited with at least five Years of Service on the date of the Participant’s retirement. The amount of a Participant’s SERP Benefit shall be equal (a) minus (b) as follows:

(a)	The Participant’s Pension Plan Benefit, expressed as a straight life annuity with no ancillary benefits, which would have been payable to the Participant under the Retirement Plans absent the application of the Section 401(a)(17) Limitation and the Section 415 Limitation with respect to compensation in excess of the Section 401(a)(17) Limitation, and including all compensation when it would have otherwise been credited for purposes of determining benefits, even if receipt is deferred to a subsequent year; provided, however, that deferred compensation paid in a subsequent year shall not again be included as compensation for purposes of computing the SERP Benefit hereunder; minus

(b)	The sum of the Participant’s Pension Plan Benefit, expressed as a straight life annuity with no ancillary benefits, and the Participant’s annual benefit under the Cytec Excess Retirement Plan, if any.

ARTICLE IV

Vesting

A Participant shall become fully vested in the SERP Benefit upon completion of five Years of Service.

ARTICLE V

Death Benefits

If a married Participant who is eligible for a SERP Benefit under the Plan dies and has not commenced payment of the SERP Benefit, such Participant’s spouse shall be eligible for a pre-retirement survivor annuity under this Article V of the Plan.

The amount of the pre-retirement survivor annuity shall be payable to the Participant’s spouse in the form, and amount, that such spouse would have received if the Participant had retired on the day before the Participant’s death and had elected to receive the SERP Benefit commencing immediately in the form of a Joint and 50% Survivor Annuity.

If the Participant is at least age 55 on the date of death, payment of the pre-retirement survivor annuity shall commence on the first business day of the month following the Participant’s death, but in no event later the fifteenth day of the third calendar month following the date on which the Participant dies. If the Participant is not at least age 55 on the date of death, payment of the pre-retirement survivor annuity shall commence on the first business day of the month following the date that the Participant would have attained age 55 is the Participant had lived, but in no event later the fifteenth day of the third calendar month following the date on which the Participant would have attained age 55.

ARTICLE VI

Form of Payment

6.1 Form of Payment

The Pension Administration Committee shall obtain from each Participant no later than December 31, 2008, an election as to the form of payment of the Participant’s SERP Benefit. A Participant may elect to have the SERP Benefit paid in one of the following forms of payment:

(a)	Modified Spouse Option. An adjusted SERP Benefit payable for the Participant’s life, with the provision that after death, a percentage of the SERP Benefit (10% to 100% in 10% increments, and 75%) shall be continued during the life of the Participant’s spouse (at the time of retirement), if the beneficiary survives the Participant.

(b)	Contingent Annuitant Option. An adjusted SERP Benefit payable for the Participant’s life, with the provision that after death, a percentage of the SERP Benefit (10% to 100% in 10% increments, and 75%) shall be continued during the life of the Participant’s beneficiary (at the time of retirement), if the beneficiary survives the Participant.

(c)	Ten-Year Certain and Life Option. An adjusted SERP Benefit payable for the Participant’s life with the provision that in the event of the Participant’s death within the shorter of ten years or the Participant’s life expectancy determined at the annuity starting date, payment shall be continued for the duration of such ten-year or life expectancy period to the beneficiary designated by the Participant. If such beneficiary does not survive such period, the commuted value equal to the Actuarial Equivalent of any payments remaining shall be paid to the legal representatives of the last to survive of the Participant and the beneficiary.

(d)	Ten-Year Certain and Contingent Annuitant Option. An adjusted SERP Benefit payable for the Participant’s life with the provision that in the event of the Participant’s death within the shorter of ten years or the Participant’s life expectancy determined at the annuity starting date, payment shall be continued for the duration of such ten-year or life expectancy period to the beneficiary designated by the Participant. At the end of the ten-year or life expectancy period, a percentage of the SERP Benefit without adjustment for the ten year certain feature (10% to 90% in 10% increments) shall be continued during the life of the Participant’s beneficiary (at the time of retirement), if the beneficiary survives the Participant. If the beneficiary does not survive the initial ten-year period, the commuted value equal to the Actuarial Equivalent of any payments remaining shall be paid to the legal representatives of the last to survive of the Participant and the beneficiary.

(e)	Single Life Annuity. An annuity payable for the life of the Participant.

A Participant shall designate a joint annuitant and/or beneficiary if the Participant elects a payment form described in subsections (a) through (d) above.

Prior to commencement of payment of a Participant’s SERP Benefit, the Participant may elect a different form of annuity, provided that the payments forms are actuarially equivalent. Such a change in annuity shall not be considered a change in the time and form of a payment under Section 409A of the Code.

In the event that a Participant does not make an election as to form of payment, the SERP Benefit shall be paid in the form of a single life annuity if the Participant is not married on the benefit commencement date, and a joint and 50% survivor annuity (with the Participant’s spouse as the contingent annuitant) if the Participant is married on the benefit commencement date.

Distribution of a Participant’s SERP Benefit shall commence on the later of (i) the first business day of the month following the Participant’s attainment of age 55, or (ii) six months after the Participant Separates from Service (the “Payment Date”). In no event shall payment commence later than the fifteenth day of the third calendar month following the Payment Date. If payment is made under subsection (ii), on the first business day of the seventh month following the Participant’s termination from employment, the Participant shall receive a lump sum payment equal to the payments that would have been paid during the six-month suspension period described in the preceding sentence.

6.2 Participants who have Separated from Service as of December 31, 2008.

Notwithstanding the last paragraph of Section 6.1 but subject to Section 6.3 of the Plan, this Section 6.2 shall apply to Participants who as of December 31, 2008 (a) have Separated from Service, (b) have attained at least age 55, and (c) have not commenced payment of the SERP Benefits. Payment of such Participants’ SERP Benefits shall commence on April 1, 2010, but in no event later than April 30, 2010. A Participant may elect to defer commencement of the SERP Benefit (the “Subsequent Election”). The Subsequent Election must be made no later than March 31, 2009 and the deferred commencement date, based upon the Subsequent Election, must be at least five years from April 1, 2010. Subsequent Elections shall be made in the manner prescribed by the Pension Administration Committee, and shall comply with all of the requirements of Section 409A of the Code.

This Section 6.2 of the Plan does not apply to Participants who, prior to January 1, 2009, have (a) Separated from Service, and (b) elected to commence payment of their benefits under the Retirement Plans, irrespective of whether such Participants’ SERP Benefits have commenced as of January 1, 2009, as a result of the six month delay under Section 409A.

6.3 Lump Sum Cash-Outs

Notwithstanding Sections 6.1 and 6.2 of the Plan, if the lump sum present value of a Participant’s SERP Benefit payable under Article III of this Plan when combined with the Participant’s Excess Benefit under the Cytec Excess Retirement Plan and all similar plans of an Employer that are required to be aggregated with the Plan under Section 409A of the Code, if applicable, is less than the dollar limit under Section 402(g) of the Code, the Pension Administration Committee shall distribute the SERP Benefit in a lump sum to the Participant on the Payment Date. In no event shall payment commence later than the fifteenth day of the third calendar month following the Payment Date. For purposes of this calculation, the SERP Benefit and the Excess Benefit (and other benefits required to be aggregated hereunder) shall be expressed as a single life annuity payable immediately. For purposes of determining the present value of the lump sum, the actuarial assumptions set forth in the Retirement Plans for determining the present value of lump sum payments shall apply.

In the event that an amount is payable under this Section 6.3 of the Plan, benefits under all similar plans must be paid to the Participant at the same time as the Excess Benefit is paid. Notwithstanding the foregoing, the Pension Administration Committee shall not pay a lump sum distribution to any Participant who is also covered by the Cytec Executive Supplemental Employees’ Retirement Plan.

ARTICLE VII

Administration

7.1 Pension Administration Committee

The Pension Administration Committee shall supervise the daily management and administration of the Plan. The members of the Pension Administration Committee shall serve without compensation.

7.2 Responsibilities and Powers of the Pension Administration Committee

The Pension Administration Committee shall have the responsibility:

(a)	To administer the Plan in accordance with the terms hereof, and to exercise all powers specifically conferred upon the Pension Administration Committee hereby or necessary to carry out the provisions thereof.

(b)	To construe this Plan, which construction shall be conclusive, correct any defects, supply omissions, and reconcile inconsistencies to the extent necessary to effectuate the Plan.

(c)	To keep all records relating to Participants of the Plan and such other records as are necessary for proper operation of the Plan.

7.3 Operation of the Pension Administration Committee

In carrying out the Pension Administration Committee’s functions hereunder:

(a)	The Pension Administration Committee may adopt rules and regulations necessary for the administration of the Plan and consistent with the provisions hereof.

(b)	All acts and decisions of the Pension Administration Committee shall be approved by a majority of the members of the Pension Administration Committee and shall apply uniformly to all Participants in like circumstances. Written records shall be kept of all acts and decisions.

(c)

The Pension Administration Committee may authorize one or more of its members to act on its behalf. The Pension Administration Committee may also delegate in writing, any of its responsibilities and powers to an individual(s) who is not a Pension Administration Committee member.

(d)	The Pension Administration Committee shall have the right to hire, at the expense of the Employer, such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to, accountants, actuaries, consultants, counsel and such clerical assistance as is necessary for proper discharge of its duties.

7.4 Indemnification

In addition to any other indemnification that a fiduciary, including but not limited to a member of the Pension Administration Committee or Compensation Committee, is entitled to, an Employer shall indemnify such fiduciary from all claims for liability, loss or damage (including payment of expenses in connection with defense against such claim) arising from any act or failure to act which constitutes a breach of such individual’s fiduciary responsibilities with respect to this Plan under any aspects of the law.

ARTICLE VII

Miscellaneous

8.1 Benefits Payable by the Employer

All benefits payable under this Plan constitute an unfunded obligation of an Employer. Payments shall be made, as due, from the general funds of an Employer. An Employer, at its option, may maintain one or more bookkeeping reserve accounts to reflect its obligations under the Plan and may make such investments as it may deems desirable to assist it in meeting with obligations. Nothing contained in this Section 8.1 of the Plan shall limit the ability of an Employer to pay benefits hereunder through a rabbi trust. Any such investments shall be assets of an Employer subject to claims of its general creditors. No person eligible for a benefit under this Plan shall have any right, title to interest in any such investments.

8.2 Amendment or Termination

(a)	The Board of Directors reserves the right to amend, modify, or restate or terminate the Plan; provided, however, that no such action by the Board of Directors shall reduce a Participant’s SERP Benefit accrued as of the time thereof. The provisions of this Section 8.2 of the Plan prohibiting an action by the Board of Directors which would reduce a Participant’s accrued SERP Benefit cannot be amended without the consent of all Participants (including those who have retired). Any amendment to the Plan shall be made in writing by the Board of Directors with or without a meeting, or shall be made in writing by the Pension Administration Committee or Compensation Committee, to the extent that Board of Directors has specifically delegated the authority to make such amendment to the Plan the Pension Administration Committee or Compensation Committee.

(b)	If the Plan is terminated, a determination shall be made of each Participant’s SERP Benefit as of the Plan termination date (determined in accordance with Section 8.2(a)) of the Plan.

8.3 Status of Employment

Nothing herein contained shall be construed as conferring any rights upon any Participant or any person or a continuation of employment, nor shall it be construed as limiting in any way the right of an Employer to discharge any Participant or to treat the Participant without regard to the effect which such treatment might have upon the Participant as a Participant of the Plan.

8.4 Payments to Minors and Incompetents

If a Participant or beneficiary entitled to receive any benefit hereunder is a minor or is deemed by the Pension Administration Committee or is adjudged to be legally incapable of giving valid receipt and discharge or such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other legally appointed person as the Pension Administration Committee might designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.

8.5 Inalienability of Benefits

The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.

8.6 Claim and Appeal Procedure. The Company shall appoint a person or persons to adjudicate claims and appeals under the Plan (the “Administrator”). The Administrator shall provide adequate notice in writing to any Participant or to any beneficiary (the “Claimant”) whose claim for benefits under the Plan has been denied. The Administrator’s notice to the Claimant shall set forth:

(a) The specific reason for the denial;

(b)	Specific references to pertinent Plan provisions upon which the Administrator based its denial;

(c)	A description of any additional material and information that is needed;

(d)	That any appeal the Claimant wishes to make of the adverse determination must be in writing to the Administrator within seventy-five (75) days after receipt of the Administrator’s notice of denial of benefits. The Administrator’s notice must further advise the Claimant that the Claimant’s failure to appeal the action to the Administrator in writing within the seventy-five (75) day period will render the Administrator’s determination final, binding and conclusive; and

(e)	The name and address to whom the Claimant may forward an appeal.

If the Claimant should appeal to the Administrator, the Claimant, or the Claimant’s duly authorized representative, may submit, in writing, whatever issues and comments the Claimant or the Claimant’s duly authorized representative feels are pertinent. The Claimant, or the Claimant’s duly authorized representative, may review pertinent Plan documents. The Administrator shall re-examine all facts to the appeal and make a final determination as to whether the denial of benefits is justified under the circumstances. The Administrator shall advise the Claimant of its decision within sixty (60) days of the Claimant’s written request for review, unless special circumstances (such as a hearing) would make the rendering of a decision within the sixty (60) day limit unfeasible, but in no event shall the Administrator render a decision respecting a denial for a claim of benefits later than one hundred twenty (120) days after its receipt of a request for review. The Administrator’s notice to the Claimant shall set forth:

(i)	The specific reason for the denial;

(ii)	Specific references to pertinent Plan provisions upon which the Administrator based its denial;

(iii)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim; and

(iv)	A statement that the Claimant has a right to bring a civil action under Section 502(a) of ERISA.

8.6 Governing Law

Except to the extent pre-empted by federal law, the provisions of the Plan will be construed according to the laws of the State of New Jersey.

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/s/ ROY SMITH	12/15/2008
ROY SMITH	DATE

/s/ MARILYN R. CHARLES	12/15/2008
MARILYN R. CHARLES	DATE